                                                                      EXHIBIT 11


              CHAMPION INTERNATIONAL CORPORATION AND SUBSIDIARIES

          Calculation of Primary Earnings (Loss) Per Common Share and Fully Diluted Earnings (Loss) Per Common Share (unaudited)
                       (in thousands, except per share)


                                                                    Three Months Ended
                                                                  -----------------------
                                                                         March 31,
                                                                   -----------------------
                                                                      1993          1992
                                                                   ----------     ----------
Primary earnings (loss) per common share:
  Net Income (Loss)                                                $(35,587)      $(461,118)
  Dividends on Preference Shares                                      6,938            6,938
                                                                   ----------     ----------
Net Income (Loss) Applicable to Common Stock                       $(42,525)       $(468,056)
                                                                    =========        ========
Average number of common shares outstanding                           92,692         92,605
                                                                    =========        ========

Per share                                                           $   (.46)      $  (5.05)
                                                                    =========        ========


Fully diluted earnings (loss) per common share:

 Net Income (Loss) Applicable to Common Stock                       $(42,525)      $(468,056)
                                                                    =========        ========
 Add income effect, assuming conversion of
  dilutive convertible securities                                        ---             ---
                                                                   ---------        --------
Net income (loss) on a fully diluted basis                          $(42,525)      $(468,056)
                                                                    =========        ========

Average number of common shares outstanding                            92,692         92,605

Add common share effect, assuming conversion
 of dilutive convertible securities                                       ---            ---
                                                                    ---------        --------
Average number of common shares outstanding on
 a fully diluted basis                                                 92,692        92,605
                                                                    =========        =======
Per share                                                            $   (.46)      $ (5.05)
                                                                    =========        ========

NOTE:

(1) The computation of fully diluted earnings per common share assumes that the average number of common shares outstanding during the period is increased by the conversion of securities having a dilutive effect, and that net income applicable to common stock is increased by dividends and after-tax interest on such securities.